FUQI International Signs Definitive Agreements
to Acquire Temix

-- Acquisition to Expand Company’s Presence in China’s Retail Jewelry Category--

Shenzhen, China, April 21, 2008 - FUQI International, Inc. (Nasdaq GM: FUQI) today announced that it has entered into definitive agreements for its acquisitions of Shanghai Tian Mei Jewelry Co. Ltd. and Beijing Yinzhong Tian Mei Jewelry Co. Ltd., collectively known as Temix (“Temix”), for 100% ownership of the business. The closing is contingent on a number of items, including obtaining governmental approval.

The purchase price for Temix is RMB 135 million (approximately USD$19.3 million, based on a conversion price of USD: RMB 1.00:7.0), with approximately $11.4 million of the consideration to be paid in cash and the remaining consideration to be paid in restricted common stock. The $11.4 million cash portion is primarily for the current value of the inventory on hand in Temix’s retail locations. The number of FUQI’s shares to be included in the equity portion of the purchase price for Temix is subject to the achievement of certain performance targets over the two-year period following the acquisition. FUQI will acquire the Temix chain operation through its wholly owned subsidiary, Fuqi International Holdings Co., Ltd.

Temix is a 50 outlet branded jewelry store chain with locations primarily in Beijing, Shanghai and Ningbo. Of the 50 outlets, 5 are stand alone stores and 45 are store counters within department stores. The chain primarily sells diamond jewelry but also sells karat gold and gemstone jewels including ruby and jade. For the year ended December 31, 2007, Temix had revenues of approximately $12.3 million (unaudited) and the company was profitable.

The acquisition will also bring to FUQI Temix’s license to buy diamonds from the Shanghai Diamond Exchange, China’s only legal, government-owned diamond supplier, which will allow FUQI to purchase diamonds directly and potentially realize additional upside to gross margin. The Company estimates that due to the government approval process, Temix will contribute to its revenue stream in the 2008 third quarter.

Temix has been led by Mr. Chujian Huang, who is the founder and CEO of Temix and a 15 year veteran in China’s jewelry industry, particularly in the Yangtze Delta region. Mr. Huang will become a full time employee of FUQI responsible for managing the Temix chain and will report to Ms. Jianying Li, Director of Retail Operations for FUQI International.

Mr. Yu Kwai Chong, Chairman of FUQI International commented, “This acquisition will significantly enhance our presence in China’s retail jewelry market. Our strategy to initially penetrate the retail market through the acquisition of Temix is the right strategy for our business as it shortens the time for us to enter into Shanghai and Beijing by at least two full years. Temix will immediately add 45 counters and 5 stores to our business and we are pleased to retain their quality management team and strong brand to drive our retail strategy. With this acquisition, we are well on plan to reach our goal for the full year to open or acquire 60 to 80 retail counters and 8 to 10 retail stores. We look forward to updating our investors on our retail progress as we progress throughout the current fiscal year.”

About FUQI International, Inc.
Based in Shenzhen, China, FUQI International, Inc. is a leading designer of high quality precious metal jewelry in China, developing, promoting, and selling a broad range of products in the large and rapidly expanding Chinese luxury goods market.

Safe Harbor Statement

The statements set forth above include forward-looking statements that may involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the vulnerability of the Company’s business to a general economic downturn in China; fluctuation and unpredictability of costs related the gold, platinum and precious metals and other commodities used to make the Company’s products; changes in the laws of the PRC that affect the Company’s operations; the Company’s recent entry into the retail jewelry market; competition from competitors; the Company’s ability to obtain all necessary government certifications and/or licenses to conduct its business; development of a public trading market for the Company’s securities; the cost of complying with current and future governmental regulations and the impact of any changes in the regulations on the Company’s operations; and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The forward-looking statements are also identified through use of the words “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including regulatory approval requirements and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company’s reports and other filings with the Securities and Exchange Commission.

Contact:
FUQI International, Inc.
Dexter Fong
Executive VP of Corporate Development
Phone: 1-408-476-7139

ICR Inc.
In the U.S:
Bill Zima
Phone: 1-203-682-8200 (Investor Relations)
-or-
In Asia:
Xuyang Zhang
Phone: 86 10 8523 3087 (Investor Relations)